Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 24, 2009 relating to the financial statements of Pharmaceutical Product Development, Inc. (which reports (1) express an unqualified opinion on the financial statements and include an explanatory paragraph referring to the adoption of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109, and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting), appearing in the Annual Report on Form 10-K of Pharmaceutical Product Development, Inc. for the year ended December 31, 2008.

/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP
Charlotte, North Carolina

May 22, 2009